Exhibit 99.2

Global Power Equipment Group Inc.

First Quarter, 2005 Earnings Conference Call Transcript

May 10, 2005 – 9:00 AM EDT

Operator

Good morning and welcome ladies and gentlemen to the first quarter 2005 Global Power Equipment earnings conference call

[Operator Instructions]

It is my pleasure to introduce Jim Wilson, Chief Financial Officer for Global Power Equipment. Please go ahead Sir.

Jim Wilson, Global Power Equipment Group Inc. - CFO

Good morning. Thank you for being on our call. I am Jim Wilson, Chief Financial Officer of the company. I want to mention that Bob Zwerneman, our Director of Investor Relations, had major surgery last week and will not be on the call today. We were happy to report that Bob is making good progress on his recovery. Joining me today are Larry Edwards, Global Power Equipment Group’s Chairman and Chief Executive Officer; and Al Brousseau, our President and Chief Operating Officer.

On the homepage of our website there’s a link to a presentation that we will be using this morning. That site is www.globalpower.com. Within that presentation, slide 2 presents our Safe Harbor and Regulation G statement. We will also be filing our first quarter 10-Q later today, which includes additional language on our risk factors that everyone should review as it pertains to statements we will make today. With that, I will turn the call over to Larry.

Larry Edwards, Global Power Equipment Group Inc. - Chairman and CEO

Thank you, Jim, and good morning everyone. My comments this morning will be fairly brief since Al Brousseau will speak to the operating issues and initiatives that we put into action during the first quarter. However, I will give you an update on our sales activities, as well as provide some details on the $80 million of new business that we booked during the first quarter and look at the opportunities that we have in the months ahead.

If you turn to slide 3, you will see the geographic breakdown of our new orders, with the United States leading all other regions. The largest order in the U.S. during the quarter was the 7H project for California that General Electric and Calpine announced earlier this year. This is a very large project that we spoke to on our March conference call and booked during the first quarter. Of the bookings in Europe, there are several orders in Italy totaling approximately $7 million. These new orders increased our backlog to nearly $322 million at the end of March, which is 60% above a year ago and about 4% higher than last December and the highest for us since the third quarter of 2002.

While Jim will address some of the aspects of our backlog later, given our early-April acquisition of Williams Industrial Services Group, which we refer to as Williams or WISG, we believe our backlog will rise somewhere on the order of $70 to $100 million during the current quarter to around $400 million at the end of June.

We’re very confident that the continued upturn in the global power markets and the large number of required maintenance projects at U.S. power plants will provide a much healthier market environment for us to operate in through the balance of this year and into next. In fact, based on our discussions with customers and inquiries that we are seeing, it now appears that gas turbine shipments from the four major gas turbine OEMs will be higher in 2006 than in 2005, again confirming that 2004 was the bottom of this cycle. Without giving away too much information to our competitors, let me offer a few insights into the market prospects that we are following and what we are doing. In many parts of the world, including Asia, the Middle East and South America, there are a number of very large power and specialty boiler projects that we have a moderate to high probability of winning. Many of our new opportunities and inquiries are highly confidential projects or even new technologies that we are co-developing with others so I obviously cannot discuss that business in much detail. However, I can assure you that our unequaled engineering and design capabilities, coupled with our low-cost and extensive manufacturing model is our principal strength that is bringing us new opportunities. Fortunately we have hired over two-dozen new engineers since late last fall, allowing us to pursue most of these new opportunities.

As we have been doing lately, let me speak to the China market for a moment. Last month, we attended a supplier’s conference that GE held in Shanghai. At that meeting, GE’s management shared with the attendees some impressive figures for new electrical generating capacity that GE is forecasting for China. Over the next 16 years, or by 2020, GE believes the installed electrical power base in China will rise from the current 441,000 megawatts of capacity to 960,000 megawatts or by 5% per year. That’s just slightly more than the installed capacity that the United States has today. More importantly for us, GE believes that gas turbines will represent 20% of the installed capacity base in China by 2020 – if this happens, this would be about equal to the natural gas generating capacity that we have added in the United States over the past 16 years. Clearly going from a very small base of roughly 10 gigawatts of natural gas-fired generating capacity in China today to something approaching 200 gigawatts by 2020 would be a very large opportunity for Global Power. And this does not include the small line of coal-fired industrial boilers that we are building in our factory in Nanjing for the Chinese domestic market. We believe this is a product line that we can expand domestically and then export to other countries in Southeast Asia.

As many of you know, the central government of China is taking a number of steps to accelerate the availability of natural gas supplies within the country, including new domestic pipelines, pipelines from neighboring countries, and some 15 LNG terminals that are already under development. Despite these highly publicized initiatives, as well as the commissioning of the WEST-EAST pipeline last October, the pace of development of new gas turbines is slightly behind schedule - mostly owing to inadequate supply of gas today. The near-term down side of this is that we recently had one project in China postponed, which is an order for auxiliary power components: not canceled, just postponed.

In summary, for our auxiliary power and heat recovery segments, the markets continue to grow and we are seeing a strong pipeline of requests for quotations. In our new industrial services segment, Williams has a number of very promising opportunities that we believe will result in very good growth for us. Finally, given updated forecasts that steel prices appear to have peaked, we are more hopeful that margin expansion later this year and into next year should help us improve our earnings performance. Jim will address this topic as well. Let me now turn the call over to Al Brousseau.

Al Brousseau, Global Power Equipment Group Inc. - President and COO

Thanks Larry and good morning everyone. As Larry has stated, our network of manufacturing partners is a key component of our business model. In order to continue driving down our costs and to take advantage of new projects on the horizon, we are adding new low cost manufacturing partners worldwide. In addition, we have made significant increases in our manufacturing productivity in our own facilities in both Monterey, Mexico, and Nanjing, China.

We are very pleased to have Williams Industrial Services Group become a part of Global Power. This new industrial services segment is an expansion of our business into the power and industrial services markets. It is an excellent compliment to our existing equipment business; which diversifies and broadens our business scope, while providing excellent growth opportunities. Williams has a solid management team with a proven business model and excellent customer relationships.

We are reviewing the possibility of using our own facilities in Nanjing, China and in North America to design and build certain components of coal fired boilers used by Williams in their maintenance and repair work in the U.S. With the acquisition of Williams, we now have an experienced union and non-union contractor that can perform a wide range of services for the power and process industries. Additionally, we are exploring ways to participate in projects for the coming fuel gas desulphurization market in the U.S. with some of the same clients that Williams has good relationships with now. These types of synergies are the low-hanging fruit that we are quickly identifying to help grow our business, and require very little increase in capital investment or expense. Along those same lines, we are taking steps to begin building auxiliary power components at the factory in Nanjing in addition to our boiler product lines.

But it isn’t just in the area of manufacturing where we are expanding our capacity, while reducing our cost. In the area of engineering and drafting, we have recently taken steps to locate drafting and basic engineering to our Nanjing facility, which accomplishes several objectives. First and foremost, it saves money as labor rate in Nanjing are significantly lower than in the U.S., and we are able to more fully utilize the large infrastructure that exists at Nanjing. Secondly, it allows us to extend the clock by another 12 hours each day and draw upon a skilled labor pool that can respond to customer schedules in Asia. And lastly, it gives us a platform to showcase to our large OEM customers how innovative Global Power is in applying diverse resources to solving issues at lower and lower costs. GE’s management toured Nanjing again a few weeks ago and was highly complimentary of our operations and how quickly we have integrated the acquisition.

On the operating side of our business, I have been very involved with our management teams on almost every project. Identifying ways to reduce our warranty, increase our productivity and expand our margins. While we are making good progress from a project execution standpoint, we continue to be negatively affected by steel cost increases. And so our decision to lower our 2005 earnings estimate slightly, reflects both the continuing high cost of steel, a more competitive market environment, as well as some delays in decisions or approvals by our customers.

As an organization, we are completely focused on cost control and margin improvement. We are making good progress. . . and I am confident our efforts will result in increased operating margins in 2006 and beyond.

With those comments, I’ll turn the call over to Jim.

Jim Wilson, Global Power Equipment Group Inc. - CFO

Thanks, Al. If you would please turn to slide number 4, we will look at some of the highlights from the first quarter income statement.

We reported approximately breakeven results for the first quarter of 2005, versus a profit of $800,000, or $0.02 per diluted share last year. In the first quarter of 2005, we had about to $200,000 of restructuring charges as compared to approximately $2 million during the first quarter of 2004.

Revenue for the first quarter of 2005 was $67.4 million, up $12.3 million from what we reported for the first quarter 2004. Our first quarter gross margin of 14.5% was down from 21.4% for the first quarter of 2004 due mostly to continued higher steel prices that we were unable to pass on to our customers along with continued competitive pressures. The margin is slightly higher than the range we provided during our last call mainly due to an unrealized foreign currency hedged benefit of $900,000 although we did incur about $1.0 million of additional warranty expense due to unanticipated repairs and settlements on a few large projects, thus offsetting the hedge benefit.

Operating expenses were $8.9 million for the first quarter of 2005 as compared to $10.3 million for the same period last year. Restructuring costs were only $0.2 million for the first quarter of 2005 as compared to $2.0 million last year, contributing to most of the decrease. Offsetting part of this decrease was an additional $1.0 million of operating expenses in the first quarter of 2005 relating to the Deltak China operation, which was acquired in July, 2004. Taking into account the early-April closing on Williams Industrial Services Group, which will add approximately $5.5 million of annual incremental operating expenses on a 12-month basis, total operating expenses for 2005 should range between $41 and $42 million. This estimate includes $2.0 million of previously announced restructuring charges, primarily related to the CEO’s retirement at June 30, 2005.

Interest expense was $0.9 million for the first quarter of 2005 as compared to $0.2 million for the same period last year. This increase was solely due to net interest expense on the convertible senior subordinated notes, which was incurred without the benefit of the results from the Williams operation due to the April 11 closing date.

Turning to slide 5, you can see our first quarter revenue on a segment and geographic basis compared to last year. Revenues for the first quarter of 2005 were up 22% over the first quarter of 2004. Both the heat recovery and the auxiliary power segments were equal contributors to this increase.

The United States represented 35% of our first quarter revenue as compared to 50% last year. As expected, Asia revenue has increased significantly going from $6.7 million in the first quarter of 2004 to $17.0 million in the first quarter of 2005. In addition, most of the large increase in the other category is tied to an HRSG project for Mexico that we are partially building at our Deltak China facility in Nanjing.

Turning to slide number 6, you can see that steel prices appear to be topping out in the first half of the year based upon the MEPS price history along with their forecast as of the end of April. However, as we have spoken to for the past several quarters, the sharp rise in steel costs that were associated with the new orders that were booked beginning in the second half of last year will cause our margins to remain quite low for at least the next six months. In yesterday’s press release we provided a consolidated gross margin estimate for the second quarter of 12.0% to 13.5% that fully incorporates the jobs in our backlog. The forecasted full year margin on our existing businesses (without Williams) is about 100 basis points lower than our original forecast and is the main reason for the decline in our 2005 guidance. We currently believe that we are still on track with our projections as related to the Williams acquisition, which closed on April 11 and their results actually exceeded our expectations for the first quarter of 2005. Assuming that the MEPS forecast is accurate, and given what appears to be a more rational pricing environment due to the strengthening of the market, which Larry spoke about, we are relatively confident that our gross margin should trend higher towards the end of the year and as we move into 2006.

Turning to slide 7, you can see our historical gross margins on a quarterly basis. The first quarter gross margin of 14.5% continues to reflect the impact of higher steel costs. As we have stated in the past, we believe the key to getting back to our historical margins of between 16% to 19% on our base business is both a function of the downward direction of steel prices along with the relative level of steel prices. In a falling steel price environment, we believe that we can quickly rebound to past margin levels as new orders are booked at more predictable costs than what we experienced over the past year. Once we file our 8-K associated with the Williams acquisition in mid to late June, in which we will provide pro forma results for their fiscal year ended March 31, 2005, it will allow everyone to see the positive impact that Williams will have on our overall consolidated results. The guidance we provided in yesterday’s press release takes Williams into account for the remainder of the year.

Based on all the factors we consider such as turbine build, input costs, competition, product mix, strategic initiatives with certain customers and, where possible, driving our controllable costs to the lowest possible level, we believe that the company is positioned to continue to grow into 2006 as mentioned earlier by Al. As we provided on our last earnings call, the upside leverage of our business model is driven by margin expansion to normal historical levels accompanied by moderately small increases in revenue. We believe the strategic steps that we have undertaken over the past year to first acquire an extremely low-cost state-of-the-art manufacturing and engineering center in China, that provides expansion opportunities in each of our three business segments, followed by the recent acquisition of a highly predictable and growth-oriented service business that has low overhead costs, will create additional earnings power for the future.

Please turn to slide number 8 and we will review our firm backlog. We booked $80 million of new orders during the first quarter and boosted our backlog at the end of March to $321 million - up $121 million from a year ago. And as Larry stated earlier, the backlog is expected to be at or above $400 million at the end of June, after incorporating our second quarter results along with the additional backlog relating to the acquired Williams organization.

Turning to slide number 9, which is our abbreviated cash flow slide, you can see that we ended the first quarter with approximately $99 million in cash, which is the same level on hand at the end of December, 2004. Nearly $75 million of that cash was restricted: approximately $66 million for the Williams acquisition that closed in early April and another $9 million tied to a put option relating to our senior convertible note offering from last November. Excluding those restricted cash balances, our net available cash on hand at the end the quarter was $24 million. Since acquiring Williams, we have been pleasantly surprised with the cash flow of that business and we have not needed to draw on our revolving credit facility, other than to finance working capital borrowings for our China subsidiaries as required by Chinese law. In addition to cash on hand as mentioned above, the company had an additional $35.5 million of availability at March 31 for borrowings and letters of credit to finance the projected growth in its businesses.

Turning to slide 10, you can see the increase in our debt to cap ratio, which incorporates the $69 million of convertible notes we raised last year. However, as of the end of March and prior to the Williams closing, our net debt remained at a small negative position.

With that, let’s open up the call to questions.

Questions and Answers

Operator

Thank you sir.

[Operator Instructions].

Mr. Wilson, your first question is from Alina Cellura from Smith Barney.

Alina Cellura, Smith Barney - Analyst

Hi Jim. I just had a quick question on your G&A. Since you guys added about 24 new engineers, I was just wondering, is G&A going to be running at about 13% of revenues, like the current level you guys reported this quarter?

Jim Wilson, Global Power Equipment Group Inc. - CFO

For now, I would say for the whole year you know look at those numbers, it is going to be less than 10%. What you have to look at Alina is that a lot of those engineers—the way we cost those out, they actually go into our project costs, they become a part of cost of sales. Those are direct costs that are part of our project costs.

Alina Cellura, Smith Barney – Analyst

Okay so but SG&A line just because it was much higher than I have anticipated this quarter, so I just was not sure. But it is going to be around 10% or below?

Jim Wilson, Global Power Equipment Group Inc. - CFO

It will be below 10%.

Alina Cellura, Smith Barney - Analyst

And can you just repeat what you said the operating expense number was going to be, including the restructuring charge for Larry?

Jim Wilson, Global Power Equipment Group Inc. - CFO

$41 to $42 million for the year.

Alina Cellura, Smith Barney - Analyst

For the year, for operating expenses? Okay. One last question, with the tax rates, you are a little lower than what I expected for the quarter. Is it going to continue at that level?

Jim Wilson, Global Power Equipment Group Inc. - CFO

We’re going to look at that every quarter. That is the rate for now. But we have a lot of foreign operations, obviously, so we have to take a look at that every quarter and take a look at where all of our income is coming from.

Alina Cellura, Smith Barney - Analyst

But should we then assume it is going to be around 35% or 36%?

Jim Wilson, Global Power Equipment Group Inc. – CFO

Assume that it is same as now for now you know and we just have to monitor that.

Operator

Your next question is going to be from Rich Wesolowski from Sidoti & Company. Please go ahead sir.

Rich Wesolowski, Sidoti & Company - Analyst

Good morning Jim. Yes, this might have been on the internet slides but I am having a little computer trouble. What new orders that you booked in 1Q were from international customers?

Jim Wilson, Global Power Equipment Group Inc. - CFO

In the first quarter, it was actually lower than what we had been seeing recently . . it was about 33%. We had this one big project which is the 7H project in the U.S. that’s skewed things a little bit. But I think we’re still going to see the same trend that we were seeing in the past. That was a little unusual. We are going to have a lot more international bookings.

Rich Wesolowski, Sidoti & Company - Analyst

How is the existing backlog going to be worked off in ‘05?

Jim Wilson, Global Power Equipment Group Inc. - CFO

Let me get that answer for you. I think it is about 80%. That is in our 10-Q that we are going to file today.

Rich Wesolowski, Sidoti & Company - Analyst

And thirdly, just to clarify a quick something you mentioned when you were talking about the gross margins. You said there was added costs, or may be a contract claim where something happened that offset the unrealized gain on the hedge. What were those costs?

Jim Wilson, Global Power Equipment Group Inc. - CFO

We had some unusual warranty costs that offset part of that where we had to bump our warranty rate up a little bit. And it was just an unusual large repair cost, that you know they are one time type of costs.

Rich Wesolowski, Sidoti & Company - Analyst

Okay, thank you.

Operator

[Operator Instructions].

Sanjay Shrestha, please go ahead with your question.

Sanjay Shrestha – Analyst

Just a couple of quick questions. Here you talked about the 100 basis point lower margins for 2005, granted, that this is a year for backlog build and more for leverage going out into ‘06 and ‘07, but do you know, with the price of steel, which appears to be peaking, what has changed from Q4 to Q1? Is it more conservative on your part or are you seeing some additional competition? Or what sort of change for you guys to take assumption down by 100 basis points?

Jim Wilson, Global Power Equipment Group Inc. – CFO

Well I think I’ll have Larry and Al comment on this more additionally from a marketing standpoint. I guess the combination of a lot of things including continued steel prices which are at very high levels and which we talked about before. We’re doing everything we can to pass those on to our customers. We think we’re passing a lot of them on, although there is some resistance to accept all those costs and so in a lower steel price environment or declining steel price environment, we think that our margins could go back up. Then also it is a very competitive environment, especially on these really large projects. And so it’s a matter of trying to blend all those together because these are all separate projects we are bidding on. But hopefully it is a conservative estimate as far we can do this year and we are optimistic and pleased with the fact that our revenue growth is in the range of what we thought it would be.

Sanjay Shrestha – Analyst

Okay that is great. Hello? Can you hear me?

Larry Edwards, Global Power Equipment Group Inc. – Chairman and CEO

Yes we can hear you.

Sanjay Shrestha – Analyst

Just a quick follow-up, let’s say that the MEPS forecast is correct here in terms of the peak in the price of steel and that’s going to start to gradually go down. So then, is it going to be in ‘06 where we might potentially be able to get to the lower end of the historical margin range or are we looking at ‘07, or how should we think about that because the bookings opportunity remain pretty solid for you guys? Can you go into that whatever you guys can say directionally or talk a little bit more about that?

Jim Wilson, Global Power Equipment Group Inc. – CFO

What we would like to see in ‘06, and it all kind of depends on the level if the prices go down and competition, because like we said, each job is individually bid, so we take them one at a time. That is what our hope would be sooner rather than later.

Larry Edwards, Global Power Equipment Group Inc. – Chairman and CEO

It takes awhile to work off some of the backlog that we have had from last year or year and a half, of which got affected by the steel price increase. But this could take time as Jim mentioned earlier, take a couple of quarters to get that off. And hopefully as new projects come forward, we will be looking much better as far as the cost of our steel pricing and material.

Sanjay Shrestha – Analyst

It’s actually that lot of the bookings that is going to come in Q2, the Q3, and the Q4 and that starts to burn off in ‘06 is really going to start to carry a much better margin than what you guys aren’t able to command at this point in time?

Jim Wilson, Global Power Equipment Group Inc. – CFO

Right.

Sanjay Shrestha – Analyst

Okay, Okay, if I could go with a couple of more questions here. First, on what was the—how much of your wins are not related to the Bundle Buy program in China during the quarter?

Larry Edwards, Global Power Equipment Group Inc. – Chairman and CEO

This is Larry. Actually there were no Bundle Buy awards during the quarter. The classical federal program, there were no awards. There are several bids out right now but nothing included in the first quarter.

Sanjay Shrestha – Analyst

So, is that the reason behind your expectation that the bookings are going to be very strong in Q2?

Larry Edwards, Global Power Equipment Group Inc. – Chairman and CEO

We are in a pretty good position for some of those. Like last year, these things tend to slide just a little bit. But I think hopefully this second quarter we’re going to start to see some of those orders.

Sanjay Shrestha – Analyst

Okay, certainly it is strictly more of timing and it’s just got pushed out, not gone away?

Larry Edwards, Global Power Equipment Group Inc. – Chairman and CEO

No, not all gone away. No.

Sanjay Shrestha – Analyst

Okay one last question then, you guys did mention something about the fuel gas desulphurization opportunity post to Williams’ acquisition. And I was hoping since now the acquisition is closed if you guys could get into some more details in terms of how do you plan to grow that business now that’s within the GEG umbrella?

Al Brousseau, Global Power Equipment Group Inc. – President and COO

I think part of that, you know, is looking at some of the synergies we have between the various segments, and on the STG side of the business, Williams is well positioned with a lot of good clients. We’re still in the process of trying to determine what avenue and how much. Our concern is to make sure we have the right people in place before we do take up some of the work and as you know, a huge market is coming up here in the U.S. in the next 4 to 5 years.

So, we’re looking at potentially trying to part with the people or any of the things that you got to think are possible. But we are cautious. But we see that as an area of growth as well as trying to get some of the other segments involved in that side of business as well. But, probably and this is going to be starting in process that right now. And we just acquired them so now we would start talking about some of these initiatives that I think going forward we want to pursue.

Larry Edwards, Global Power Equipment Group Inc. – Chairman and CEO

This is Larry. The good news is that these guys at Williams have immediate access to the people who are buying this equipment. So that part of the equation we have covered, which is really a big thing for us.

Sanjay Shrestha – Analyst

Okay, great. But more from your bookings opportunity standpoint, it is probably more of ‘06 event, am I right?

Larry Edwards, Global Power Equipment Group Inc. – Chairman and CEO

Yes, at least.

Sanjay Shrestha – Analyst

Okay great. That’s it from me Thanks a lot guys.

Operator

Thank you sir. Your next question is going to come from Gregory Macosko from Lord, Abbett. Please go ahead.

Gregory Macosko, Lord, Abbett & Co. – Analyst

Yes. Thank you. With regard to Williams, you mentioned about your optimism with regard to cash flow and other things. Could you give us a sense of how fast you are expecting that business to grow out into ‘06?

Jim Wilson, Global Power Equipment Group Inc. – CFO

This is a service business and we are expecting growth over last year and into fiscal year ‘05, it is pretty significant amount. This business is involved in all kinds of different service areas and they’re very active right now in the market in terms of growing that. I cannot give you percentage right now in terms of what they’re going to grow. But we are optimistic about that type of growth.

Gregory Macosko, Lord, Abbett & Co. – Analyst

So, but on a long-term basis is, is this high-single digits growth just sort of in terms of the marketplace in terms of in general terms, on a macro basis?

Larry Edwards, Global Power Equipment Group Inc. – Chairman and CEO

This is Larry. We cannot put a number to that, but I can tell you that we have some really good opportunities with this company. I think you probably heard or maybe we have talked about in the past, this company has pretty well stayed with the Southeastern part of the United States. So immediately we have Al and the team at Williams starting to move in other areas of the United States. So, we have not only geographic opportunities to grow but even their product or service offerings that we want to exploit and grow. We think it is a good growth story. We do not want put a number out there yet, but I can tell you that they performed better than we thought they would perform already. So we’re very hopeful that this is going to be a home run for us.

Gregory Macosko, Lord, Abbett & Co. – Analyst

Good. You were talking about the bookings and the fact that the gross margins facing pressure during sort of the rest of this year or part of the rest of this year. In terms of what you booked, the $80 million, etc., can you give us a sense of just how those margins look in terms of the bookings that you’ve done same at the current quarter relative to the normalized range?

Jim Wilson, Global Power Equipment Group Inc. – CFO

Well, I think that the average of that is Greg, would be somewhere in the range of what we provided for the second quarter. You know our second quarter guidance is in the 12% to 13.5% range.

Gregory Macosko, Lord, Abbett & Co. – Analyst

So you’re still booking projects at 12 plus percent gross margin of the 16 to 19 that we expect to get through some point?

Jim Wilson, Global Power Equipment Group Inc. – CFO

I would say for now. I mean like Al has said in his presentation, that’s based on our normal estimates and we are doing all kinds of things to reduce cost here or there and improve margins. That is our goal.

Al Brousseau, Global Power Equipment Group Inc. – President and COO

It’s a portfolio of projects. You may get one project that is a little lower in gross margins than you typically take out for strategic reasons by the year. We also have some other projects and opportunities out there that are at or above our normal expected and past expected growth line so it literally set some blend so kind of we will get it.

Gregory Macosko, Lord, Abbett & Co. – Analyst

Is the point perhaps you have to have steel prices and general pricing in a better situation to be able to book at a 16% to 19% gross margin?

Larry Edwards, Global Power Equipment Group Inc. – Chairman and CEO

Well Greg, it’s Larry, we’re starting to see improvement just in the market. That really helps a lot, too. If you can go back and remember the past, as the market starts picking up, customers are concerned about making a delivery date and those sort of things. So in the past, we have seen improvements in margins by an upturn in the market, as we’re seeing now. That is another thing that we’re cautiously optimistic about, that these markets are improving in several locations around the world. We’re going to start seeing prices even turned up for that reason, as well.

Gregory Macosko, Lord, Abbett & Co. – Analyst

So I guess the point is that 80% of that backlog will burn off in 2005.

Jim Wilson, Global Power Equipment Group Inc. – CFO

I was going to correct that. It is 80% within the next 12 months. That goes out to March 31, 2006.

Gregory Macosko, Lord, Abbett & Co. – Analyst

Okay, thank you very much.

Operator

Your next question comes from Rich Wesolowski for follow-up question. Please go ahead sir.

Rich Wesolowski, Sidoti & Company – Analyst

You guys rightly mentioned this and said you had a $70 to $100 million increase backlog for next quarter. How much of that would be Williams?

Jim Wilson, Global Power Equipment Group Inc. – CFO

I think that a lot of that would be Williams. What we are predicting is for our base business or current business, we are conservatively predicting that will be about even quarter on quarter. Adding the Williams’ backlog will jump up and could be slightly higher than that, but we’re just projecting even for that.

Rich Wesolowski, Sidoti & Company – Analyst

Even, meaning you’re going to book as much work as you work off?

Jim Wilson, Global Power Equipment Group Inc. – CFO

That’s correct.

Rich Wesolowski, Sidoti & Company – Analyst

Okay, Thank you.

Operator

Mr. Wilson there are no further questions at this time.

Jim Wilson, Global Power Equipment Group Inc. - CFO

Okay. Thank you Heather and thanks to those participating in this morning’s conference call. We will have an archive posted on the home page of our web site for the replay of today’s call along with the presentation. Thank you again for participating, and this concludes our call.

Operator

Ladies and gentlemen this does conclude the conference for today.

[Operator instructions]

Thank you all for participating. All parties may now disconnect.